Exhibit 10.13

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Settlement Agreement”) is made and entered into as of the 16th day of July, 2004, by and between Inverness Medical Switzerland GmbH (“Inverness”), a corporation organized and existing under the laws of Switzerland with offices located at Bundesplat 10, 6300 Zug, Switzerland, and HemoSense, Inc. (“HemoSense”), a Delaware corporation with offices located at 651 River Oaks Parkway, San Jose, California 95134, United States of America (collectively the “Parties”)

WITNESSETH THAT:

WHEREAS, Inverness now owns all right, title and interest in and to U.S. Patent No. 5,141,868 (the “Asserted Patent”);

WHEREAS, Inverness filed a patent infringement suit against HemoSense, based on the Asserted Patent and captioned Inverness Medical Switzerland GmbH v. HemoSense, Inc., Civil Action No. 03-10794-NG, pending in the United States District Court for the District of Massachusetts (the “Lawsuit”);

WHEREAS, HemoSense asserted and filed a counterclaim against Inverness for a declaratory judgment in the Lawsuit;

WHEREAS, the Parties now desire to fully and finally resolve all claims, including counterclaims, pending in the Lawsuit in an amicable manner;

WHEREAS, the parties have agreed that HemoSense will issue to Inverness a secured subordinated note in the face amount of $1,000,000 as payment in lieu of any alleged past damages, costs, expenses and attorneys’ fees that are the subject of the Lawsuit, on the terms and subject to the conditions set forth below;

WHEREAS, HemoSense wishes to receive a license to certain intellectual property rights, including the Asserted Patent, on the terms and subject to the conditions set forth below; and

WHEREAS, Inverness is willing to grant a license to certain intellectual property rights, including the Asserted Patent, on the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Patent License. Simultaneous with the execution and delivery of this Settlement Agreement, the Parties will execute a Patent License Agreement in the form attached as Exhibit 1 hereto (the “License”).

2. Note and Security Agreement. Simultaneous with the execution and delivery of this Settlement Agreement, HemoSense will issue a Secured Subordinated Promissory Note to Inverness in the form attached as Exhibit 2 hereto (the “Note”), and the Parties will execute a Security Agreement in the form attached as Exhibit 3 hereto (the “Security Agreement”).

3. Certain Representations. Each Party represents and warrants to the other that the execution and delivery by such Party of this Settlement Agreement and the other agreements, instruments and documents pursuant hereto, and the consummation by such Party of the transactions contemplated hereby, do not and will not violate, conflict with or result in breach of any agreement, instrument or document to which such Party is a party or by which its assets are bound, or any judgment, writ, decree, injunction or order of any governmental entity or arbitrator by which such Party or its assets are bound, and that there is no consent of any other person or entity that is required for such execution, delivery and/or consummation by such Party that has not been obtained by such Party as of the date hereof.

4. Dismissal with Prejudice of Lawsuit. Within three (3) business days of the execution and delivery of this Settlement Agreement, the License, the Note and the Security Agreement, counsel for the respective Parties will file in the United States District Court for the District of Massachusetts a stipulation of dismissal with prejudice of the Lawsuit, each party to bear its own costs and attorneys’ fees.

5. Mutual Release. Each Party agrees that it hereby irrevocably and unconditionally releases, acquits and forever discharges the other Party and its respective officers, directors, employees, attorneys and agents, to the full extent permitted by law, from any and all claims, demands, liabilities or causes of action (collectively, “claims”) which the releasing Party now has as of the effective date of this Settlement Agreement against the Party (or its respective officers, directors, employees, attorneys and agents) now being released, which claims are the subject of or arise from any facts alleged in the Lawsuit. Notwithstanding the foregoing, it is expressly understood that this release does not release either Party from any of its obligations under this Settlement Agreement, the License, the Note or the Security Agreement. The Parties further acknowledge that other than the Lawsuit, they are not aware of any pending claims between them.

6. Mutual Nondisparagement. The Parties agree that each of them will not by their acts or words disparage, denigrate, or cause there to be a negative perception of the other signatory party to this Settlement Agreement in any manner or form with respect to the facts, issues or circumstances underlying the Lawsuit, or generally, including but not limited to negative public statements (of any form including but not limited to written, verbal, electronic or other statements) or media releases. By way of clarification, the Parties acknowledge that competitive promotion of any of their products as being superior shall not be considered as constituting such disparagement. Any alleged breach of this paragraph shall be reported immediately to the senior executive of the allegedly offending party and the Parties shall in good faith attempt to resolve such dispute. The Parties agree to negotiate in good faith a mutually agreed upon joint press release announcing their amicable resolution of the Lawsuit to be released by no later than seven (7) business days from the date of the execution of the Settlement Agreement.

7. Confidentiality. The Parties and each of their respective counsel, and other agents, agree that the negotiations concerning and the terms (but not the mere existence) of this Settlement Agreement and the License, Note and Security Agreement attached hereto shall be strictly confidential, and shall not be released or disclosed by either Party or their counsel in any way to any person, entity, or form of media (including but not limited to written/published media, television, radio or electronic media) without the prior written consent of the other Party, except that each Party may disclose the terms of the Settlement Agreement and/or the License, Note and Security Agreement attached hereto (i) as mutually agreed by the Parties in the joint press release referred to in paragraph 6 above), (ii) as required by law or by an order of a court of competent jurisdiction (provided that in the event that either Party is served with a request or order requiring disclosure of the terms of this Settlement Agreement, it shall provide the other Party with prompt notice thereof), (iii) to such Party’s attorney, auditor, accountants, bank or other financing source, insurance agent or carrier, or other person having a legitimate business need to know such information, but only on a confidential basis, (iv) on a confidential basis in connection with an actual or proposed merger or acquisition, and (v) in confidence in connection with the enforcement of rights arising under this Settlement Agreement or the License, Note or Security Agreement attached hereto.

8. General Provisions. This Settlement Agreement shall be governed by the laws of Massachusetts. The Settlement Agreement and the License, Note and Security Agreement referred to herein may be executed in counterparts. The Settlement Agreement, together with the License, the Note and the Security Agreement referred to herein, comprise the entire agreement of the Parties and supersede all prior oral and written communications. Neither party is relying on any written or oral representation not expressly said forth in the aforementioned documents. No modification or amendment to the Settlement Agreement shall be effective unless it is in writing and signed by both parties. If any provision of the Settlement Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect or for any reason, the validity, legality and enforceability of any such provision in every other respect and the remainder of this Settlement Agreement shall continue in effect. The undersigned individuals represent that they are duly authorized to enter into this Settlement Agreement on behalf of the respective Parties. By signing this Settlement Agreement, it is expressly agreed and acknowledged that the Parties have read this Settlement Agreement with care and have consulted with and obtained the advice of their attorney(s) prior to signing this Settlement Agreement. The Parties have jointly participated in the preparation and review of this Settlement Agreement, and therefore, it shall not be construed against any of the Parties. The language of this Settlement Agreement shall be construed in accordance with the plain meaning of the language used herein.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly signed, effective as of the effective date set forth above.

Inverness Medical Switzerland GmbH

By:	/s/ Paul T. Hempel	Title:	Managing Director

Print Name:	Paul T. Hempel

Date:	July 16, 2004

HemoSense, Inc.

By:	/s/ J. D. Merselis	Title:	Pres. & CEO

Print Name:	J. D. Merselis

Date:	7-16-04

EXHIBIT 1

[Patent License Agreement]

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (the “Agreement”) dated as of July 16, 2004 (“Effective Date”), is by and between Inverness Medical Switzerland GmbH, a corporation organized and existing under the laws of Switzerland with offices located at Bundesplatz 1, 6300 Zug, Switzerland (“Licensor”), and HemoSense, Inc., a corporation organized and existing under the laws of Delaware with offices located at 651 River Oaks Parkway, San Jose, California 95134 (“Licensee”).

WHEREAS Licensor is the owner of certain patent rights more fully described herein; and

WHEREAS Licensee is the maker of certain products more fully described herein; and

WHEREAS the parties are entering into a settlement agreement of even date herewith (the “Settlement Agreement”) in which they have agreed to resolve a dispute between them by the exchange of mutually agreeable consideration, one element of which is the grant of a license to the patent in dispute by Licensor to Licensee;

NOW, THEREFORE In consideration of the premises and mutual covenants herein contained, Licensor and Licensee agree as follows:

1.	Definitions.

“Licensed Patents” shall mean the patents specified in Exhibit A, and any continuations, continuations-in-part, divisionals, substitutions, reissues, or reexaminations claiming priority to any of the foregoing, and any patents issuing from any of the foregoing.

“Licensed Product(s)” shall mean, on a country-by-country basis: (i) Licensee’s INRatio™ test strip product(s), when made, used, sold, offered for sale or imported to a country for which there is a Valid Claim, and (ii) any other product(s) related to testing for blood coagulation, the manufacture, sale or use of would, but for the license granted herein, directly infringe a Valid Claim in the country of sale. For purposes of this definition of Licensed Product(s), “Valid Claim” means a claim of an issued and unexpired patent included within the Licensed Patents that has not been held invalid by a court of competent jurisdiction and that has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

“Affiliate” shall mean any person or entity that Licensee directly or indirectly controls, through one or more intermediaries or otherwise, or which is controlled by or is under common control with Licensee. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity, whether through ownership of capital stock, by contract, or otherwise.

“Net Sales” shall mean the total amount billed or invoiced on sales of Licensed Products by Licensee or any Affiliate of Licensee in an arm’s length transaction to an unrelated third party, less: (a) customary trade, quantity or cash discounts actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return of the products; and (c) to the extent separately stated on purchase orders, invoices or other documents of sale, packaging, handling, freight, insurance, or any taxes levied and/or other governmental charges made as to production, sale, transportation, delivery or use of the products; and (d) actual good faith write-offs for uncollected sales of Licensed Products following reasonable efforts to collect the amounts due. Notwithstanding the foregoing definition, if Licensed Products are sold to any person or entity for less than fair market value or in combination as a single product with another product for which no royalty would be due under this Agreement if sold separately (for example as part of a “bundle” of products or as a “loss leader”), such Licensed Products shall be deemed for royalty purposes to have been sold at Licensee’s stand-alone standard list price for such Licensed Products; provided, however, that sales of Licensed Products at less than fair market value for use in clinical trials or as promotional samples or in other similar arm’s length transactions shall be deemed for royalty purposes to have been sold at the actual sale price. The foregoing sentence shall not apply to no-charge transfers of Licensed Products in de minimis quantities for purposes of marketing, testing or evaluation provided that adequate records (which may be on an aggregated basis where appropriate, e.g., free samples provided to sales personnel) are kept with respect to such transfers.

2.	License.

2.1. Except as provided in Sections 5 and 8 hereof, Licensor grants to Licensee and its Affiliates a non-exclusive, perpetual and irrevocable, non-transferable, royalty-bearing, worldwide license under the Licensed Patents to make, have made, use, offer for sale, sell or import Licensed Products.

2.2. Within a reasonable time after the execution hereof (including the time necessary to secure any governmental approvals if required by law), the Licensee shall commence marking Licensed Products in the manner contemplated by any applicable patent marking laws. If Licensee marks Licensed Products with identification of any relevant Licensed Patent in the same manner that Licensee actually marks said products with identification of its own patents, Licensee shall be deemed to have complied with this Section 2.2.

3.	Compensation

3.1. Licensee and its Affiliates shall pay royalties to Licensor in respect of each Licensed Product as follows:

(a)	The royalty rate for Licensed Products shall be 1.5% of Net Sales by Licensee and its Affiliates.

(b)	Royalties presumptively payable during the first two years of the Term of this Agreement are hereby waived, and royalties shall begin to accrue on the second anniversary of the execution hereof. In the event that Net Sales by Licensee and its Affiliates during the six (6) month period immediately prior to said second anniversary exceed Net Sales by Licensee and its Affiliates during the six (6) month period immediately after said second anniversary, the amount of such excess shall be deemed to be additional Net Sales made after said second anniversary and royalties shall be payable with respect to that amount.

(c)	Aggregate royalties actually paid by Licensee and its Affiliates to Licensor pursuant to this Agreement shall not exceed, and shall be capped at, US $5,000,000. This cap does not include any amounts waived and not actually paid during the first two years of the Term as provided by Section 3.1 (b), nor any amount paid or payable pursuant to the Note executed contemporaneously herewith. After Licensee and its Affiliates have paid Licensor aggregate royalties totaling US $5,000,000, the license granted under this Agreement shall be considered fully paid-up and royalty-free.

(d)	In no event shall more than one royalty be due under this Agreement with respect to any Licensed Product unit; nor shall a royalty be payable under this Section 3.1 with respect to Licensee’s use of Licensed Products in internal research and/or development.

(e)	Subject to the royalty cap of Section 3.1 (c) above, royalties shall be due with respect to any Licensed Products made or procured during the term of an unexpired Licensed Patent but sold after the expiration of such term. No royalty shall be due with respect to any Licensed Product that is both made or procured and sold following the expiration of any applicable Licensed Patents.

3.2. Licensee shall be liable for interest on any overdue royalty payment commencing on the date such royalty payment becomes due, at an annual rate which is the greater of eight percent (8%) or one percentage point higher than the prime interest rate as quoted by the head office of Citibank, N.A., New York, at the close of banking on such date, or on the first business day thereafter if such date falls on a non-business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate. For the avoidance of doubt, in the event that interest is incurred by virtue of the provisions of this section then such interest shall not constitute part of the aggregated royalties.

3.3. In the event an audit under the provisions hereof identifies an underpayment of royalties by Licensee, Licensee shall pay an amount equal to such underpayment within sixty (60) days of Licensor’s written request. Such amounts shall be subject to interest under the provisions of Section 3.2.

4.	Records, Reports, Payments and Other Information.

4.1. Licensee shall pay all royalties and other payments due hereunder in United States dollars. All royalties for an accounting period computed in other currencies shall be converted into United States dollars at the selling exchange rate for bank transfers from such currency to United States dollars as quoted by the head office of Citibank, N.A., New York, at the close of banking on the last day of such accounting period (or the first business day thereafter if such last day shall be a non-business day).

4.2. Licensee’s accounting period shall begin on the first day and end on the last day of each calendar quarter during the Term. Within thirty (30) days after the end of each such period Licensee shall furnish to Licensor a written report containing the information specified in Section 4.3 and shall pay to Licensor all unpaid royalties accrued hereunder to the end of each such period.

4.3. Licensee’s written report shall contain for each Licensed Product (by product code, S.K.U. or other standard product identifier actually used by Licensee and its Affiliates) the quantity sold or otherwise transferred during the accounting period, and a calculation of royalties attributable to such sales. In the event that no royalties are due, Licensee’s report shall so state.

4.4. Licensee and its Affiliates shall keep records in a consistent manner and in sufficient detail to permit the determination of products subject to this Agreement, the royalties due Licensor, and the accuracy of the information on Licensee’s written reports.

(a)	Such records shall include, but not be limited to, detailed records supporting the information provided under Section 4.3 which, if applicable, shall be kept in accordance with generally accepted accounting principles and practices.

(b)	Such records shall be kept for two (2) years following the reporting period to which they pertain.

(c)	No more frequently than once per calendar year, upon at least thirty (30) days prior written request by Licensor for an audit, Licensee will permit Licensor’s independent auditors subject to the terms of a confidentiality agreement reasonably acceptable to Licensee, together with such legal and technical support as Licensor reasonably deems necessary, to examine, during ordinary business hours, records of Licensee and its Affiliates for the purpose of determining royalties due hereunder.

(d)	Such requested audit shall be restricted to an audit of those records, materials, and manufacturing processes to the extent necessary to provide a reliable cross-check for the amount of royalties reported.

(e)	Licensee shall provide full cooperation in such audit with any requests reasonably made by Licensor’s auditors.

(f)	Licensor shall pay the cost of such audit. However, in the event that the audit reveals underpayment of five percent (5%) or more of the royalties which should have been paid for the accounting periods being audited, then Licensee shall pay for the cost of such audit.

4.5. Each party shall treat as confidential information of the other party any information which it obtains from fulfillment of its obligation under this Section 4, and shall treat any such information as confidential. Each receiving party shall not disclose any confidential information of the other party which it obtains in connection with the performance of audits under this Section 4, shall take all steps necessary to protect the confidentiality of such information, and shall not use such information for any purposes other than verify the amounts of royalties owed under this Agreement.

5.	Term of Agreement; Termination.

5.1. The Term of this Agreement shall commence on the Effective Date and shall expire upon the expiration of the last to expire of the Licensed Patent, unless earlier terminated in accordance with this Section 5. Licensee acknowledges the different expiration dates of the Licensed Patents, and each party agrees that, except as provided in Section 3.1(e) hereof, the license (and obligation to pay royalties) for any particular patent shall not extend beyond the expiration date for such patent.

5.2. Licensee may terminate the Agreement (and the license granted hereby) at any time by giving notice in writing to Licensor. Such termination shall be in respect of all Licensed Patents and shall be effective on the date such notice is received, but shall not affect Licensee’s obligation to pay royalties with respect to prior sales of Licensed Products or with respect to subsequent sales of Licensed Products that were made or procured prior to the date of such notice.

5.3. If Licensee shall fail, at any time, to make any report, pay any royalties, make any other payment, permit a requested audit in violation of Section 4.4 (c) – (e), and such failure shall not be cured, and any interest due paid, within sixty (60) days after written notice from Licensor to Licensee specifying the nature of such failure, Licensor shall have the right to terminate this Agreement (and the license granted hereby) by giving written notice to Licensee, and such termination shall be effective on the fifteenth (15th) day after the giving of such notice; provided, however, that the right of termination under this Section 5.3 may not be exercised in connection with a good faith, bona fide dispute between the parties concerning the parties’ obligations under or compliance with this Agreement.

5.4. If Licensee shall initiate a challenge to the validity of any of the Licensed Patents before any court or governmental agency, then this Agreement and the license granted hereby shall terminate immediately. For purposes of clarification, notwithstanding the foregoing, Licensor shall have no right to terminate this Agreement (and the license granted hereby) to the extent that Licensee fulfills its obligations under a subpoena or as otherwise compelled under applicable law, even if performance of those obligations tends to cast doubt on the validity of one or more of the Licensed Patents.

5.5. No termination of this Agreement shall relieve either party of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind anything done by either party or any payments made or other consideration given to either party hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of either party arising under this Agreement prior to such termination.

6.	Warranty, Disclaimers, Indemnification and Insurance.

6.1. Warranty and Disclaimers. Licensor represents and warrants that: (i) it is the owner of the Licensed Patents and has the full and sole right and power to grant the license set forth herein, and (ii) except for the Licensed Patents specified in Exhibit A, Licensor does not to the best of its knowledge currently own or control rights to and in any event will not assert against Licensee and its Affiliates any patent or patent application with claims that cover the INRatio™ test strip product as it presently exists or any insubstantial modifications thereof, and (iii) to the extent Licensor hereafter obtains ownership or control of any patents or patent applications with claims that cover the INRatio™ test strip product as it presently exists or any insubstantial modifications thereof, they will be included in the Licensed Patents at Licensee’s option. Licensor makes no warranties as to the validity or enforceability of any Licensed Patent. Licensor makes no other representations or warranties, express or implied, and hereby expressly disclaims any implied warranties of any kind. Licensor disclaims and Licensee assumes any liability in respect of any infringement of patents or other rights of third parties due to Licensee’s activities under or relating to the license herein granted. Without limiting the foregoing disclaimer, Licensor specifically disclaims any representation, warranty or implication that the license granted hereby is sufficient for Licensee to make, have made, use, offer for sale, sell and/or import Licensed Products.

6.2. Indemnification. Licensee shall defend Licensor and its directors, officers, employees and agents and their respective successors, heirs and assigns against any third-party claims, suits, or actions, and shall indemnify and hold harmless Licensor and said other persons and entities against any judgments, settlements or related expenses (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of such indemnitees in connection with any such third-party claims, suits or actions arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) and concerning any product, process, or service that is made, used, or sold pursuant to the exercise by Licensee of any right or license granted under this Agreement.

Licensor shall defend Licensee and its directors, officers, employees and agents and their respective successors, heirs and assigns against any third-party claims, suits or actions, and shall indemnify and hold harmless Licensee and said other persons and entities against any judgments, settlements or related expenses (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of such indemnitees in connection with any such claims, suits, or actions arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis), but only to the extent such claims, suits or actions are premised on or arise out of a breach of a representation, warranty, or covenant made by Licensor pursuant to Section 6.1 of this Agreement.

The indemnified party agrees to provide the indemnitor with prompt written notice within twenty (20) days of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Indemnitees shall cooperate fully with the indemnitor in such defense and will permit indemnitor to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitees shall have the right to retain its own counsel at its own expense. The indemnitor agrees to keep Indemnitees informed of the progress in the defense and disposition of such claim and to consult with Indemnitees with regard to any proposed settlement.

7.	Communications and Notices. Payment shall be made by electronic funds transfer. Any notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sent to such party by facsimile or by registered airmail (except that registered or certified mail may be used where delivery is in the same country as mailing), postage prepaid, addressed to it at its address set forth below, or to such other address as it shall designate by written notice given to the other party. Payments shall be deemed to be made on the date of electronic funds transfer. Notices or other communications shall be deemed to have been given or provided on the date of sending. The addresses are as follows:

For electronic funds transfers of payments to Licensor:

Royal Bank of Scotland plc

5-10 Gt. Tower Street

London EC3P 3HX

Account Number for US$: INMESW-USDC

Account Name: Inverness Medical Switzerland GmbH

Additional Details: INMESW

For mailing or facsimile transmission to Licensor:

Attn: Managing Director

Inverness Medical Switzerland GmbH

Bundesplatz 1,6300

Zug, Switzerland

Fax: 011 41-1-266 29 00

Copy to: General Counsel

Inverness Medical, Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Fax: (781) 647-3939

For mailing or facsimile transmission to Licensee:

Attn: Chief Executive Officer

HemoSense Inc.

651 River Oaks Parkway

San Jose, CA 95134

Fax: (408) 719-1184

8.	Restrictions on Sublicensing and Assignment. The license granted in this Agreement may not be sublicensed to any other person or entity. Licensee shall not assign or grant any right under this Agreement, whether by agreement, operation of law, or otherwise, without the written consent of Licensor, except that Licensee may assign this Agreement upon seven (7) days’ prior notice but without permission in connection with a merger, acquisition or change of control of Licensee, or in connection with the sale or transfer of all or substantially all of the assets of Licensee, and provided that the successor entity undertakes to be bound by all of Licensee’s obligations hereunder. Any attempted assignment or grant in derogation of the foregoing shall be void.

9.	Miscellaneous

9.1. Nothing contained in this Agreement shall be construed as conferring on Licensee any license or other right to any patent right of Licensor other than the Licensed Patents, subject to Section 6.1.

9.2. Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark or other designation of the other party (including any contraction, abbreviation or simulation of any of the foregoing) without the express written approval of such party.

9.3. Licensee shall promptly inform Licensor if and when any of Licensee’s officers (including any individual having an officer’s title, whether or not elected pursuant to Licensee’s bylaws) becomes aware of any third party infringement of any of the Licensed Patents. Licensor shall not have any obligation hereunder to institute any action or suit against third parties for infringement of any of the Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity or enforceability of any of the Licensed Patents. In addition, Licensee shall not have any right to institute any action or suit against third parties for infringement of any of the Licensed Patents.

9.4. This Agreement will not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party, in which event it shall be effective as of the date of the Settlement Agreement. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed aforesaid. This Agreement, the Settlement Agreement and any schedules or exhibits hereto or thereto embody the entire understanding of the parties with respect to the subject matter hereof and merge all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein.

9.5. The headings of the several Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.6. If any Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and unenforceability of any such Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

9.7. This Agreement’s terms (but not its existence) are confidential and are governed by the confidentiality provisions set forth in the Settlement Agreement. Neither party will disclose any of the terms of this Agreement without the express written permission of the other party, except as provided in the Settlement Agreement.

9.8. This Agreement shall be construed in accordance with the law of the Commonwealth of Massachusetts, United States of America, without reference to its conflicts of law principles.

9.9. In the event of a dispute or controversy between the parties arising out of this Agreement (including any disputes concerning the Licensed Patents), any such dispute or controversy shall be submitted to non-binding mediation for resolution, before a mediator mutually acceptable to the parties. A party shall have recourse to a judicial remedy only after the mediator determines that no resolution is possible in connection with non-binding mediation. The parties agree that any lawsuit relating to such dispute or controversy that cannot be resolved in connection with non-binding mediation shall be brought exclusively in the United States District Court for the Southern District of New York (or if federal jurisdiction is lacking, in New York state courts located within the Southern District of New York), and each agrees to submit to the personal jurisdiction of said court or courts for that purpose but only for that purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed as of the date first above written.

Inverness Medical Switzerland, GmbH

By	/s/ Paul T. Hempel

Title	Managing Director

HemoSense, Inc.

By	/s/ J. D. Merselis

Title	Pres. & CEO

EXHIBIT A

LICENSED PATENTS

Country	Grant date	Grant number	Expiry date
CANADA	05/JAN/1988	1231136	12/JUN/2005
UNITED STATES OF AMERICA	25/AUG/1992	5141868	27/NOV/2009
SWEDEN	16/MAY/1990	0170375	12/JUN/2005
SWITZERLAND	16/MAY/1990	0170375	12/JUN/2005
GERMANY	16/MAY/1990	3577748	12/JUN/2005
FRANCE	16/MAY/1990	0170375	12/JUN/2005
UNITED KINGDOM	16/MAY/1990	0170375	12/JUN/2005
ITALY	16/MAY/1990	0170375	12/JUN/2005
AUSTRALIA	11/JAN/1990	588245	12/JUN/2005
JAPAN	12/JUN/1985	2527933	12/JUN/2005
NETHERLANDS	16/MAY/1990	0170375	12/JUN/2005

EXHIBIT 2

[Note]

HEMOSENSE, INC.

SECURED SUBORDINATED PROMISSORY NOTE

$1,000,000	Boston, Massachusetts July 16, 2004

FOR VALUE RECEIVED, HEMOSENSE, INC., a Delaware corporation with its principal place of business at 651 River Oaks Parkway, San Jose, California 95134, United States of America (the “Maker”), hereby promises to pay to the order of Inverness Medical Switzerland GmbH, a Swiss corporation with its principal place of business at Bundesplatz 1, 6300 Zug, Switzerland (together with any subsequent holder of this Note, the “Holder”), at such place as the Holder shall direct in writing to the Maker, in lawful money of the United States of America, the principal amount of One Million Dollars ($1,000,000) (the “Principal Amount”) and interest, all as provided in this Note.

1. Payment of the Principal Amount. Unless the maturity of this Note is accelerated pursuant to the provisions of this Note, the Principal Amount shall become due and payable on July 16, 2009 (the “Maturity Date”).

2. Interest. Subject to the provisions of Section 4 hereof, no interest shall accrue or be due with respect to the period prior to July 16, 2006 (the “Waiver Period”). After July 16, 2006, interest on the unpaid Principal Amount shall accrue from such date until payment in full of the Principal Amount (the “Interest Period”) at a rate of five percent (5%) per annum, and shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Accrued and unpaid interest shall be paid on the Maturity Date.

3. Prepayment. The Maker may prepay at any time and from time to time all or any portion of the unpaid Principal Amount or accrued interest, if any. All sums received in prepayment shall be applied first to any costs, expenses or charges then owed to the Holder by the Maker; second, to the accrued but unpaid interest; and third, to the unpaid Principal Amount.

4. Default Rate of Interest. Upon the occurrence and during the continuation of an Event of Default (as defined below), the Maker shall pay interest on the outstanding unpaid principal and accrued but unpaid interest thereon at a rate of ten percent (10)% per annum, calculated on the basis of a 365-day year for the actual number of days elapsed, from the date due until payment in full; provided, however, that notwithstanding the foregoing, the Maker shall not be required to pay interest hereunder in an amount in excess of the maximum amount permitted by applicable law.

5. Security Agreement. This Note is secured pursuant to the terms of, and entitled to the benefits of, a Security Agreement between the Maker and the Payee of even date herewith (the “Security Agreement”).

6. Default and Certain Remedies.

(a) Events of Default. If any one or more of the following Events of Default shall occur and be continuing, the Holder shall have the right, by notice to the Maker (except if such notice is not required as set forth in Section 6(b) below), to declare the entire unpaid Principal Amount, and all interest accrued and unpaid thereon, to be forthwith due and payable, whereupon all such unpaid Principal Amount and all such accrued and unpaid interest shall become and be forthwith due and payable. When used herein, the term “Events of Default” shall mean any one or more the following:

(i) The Maker shall fail to pay any payment under this Note when due, and such default is not cured within five (5) Business Days after written notice thereof to the Maker (“Payment Default”); or

(ii) Any representation or warranty made by the Maker in the Settlement Agreement and Mutual Release, of even date herewith, between the Maker and the Payee (the “Settlement Agreement”) or in any agreement, instrument, document, certificate or statement contemplated by or made or delivered pursuant to or in connection with the Settlement Agreement or this Note, including, without limitation, the Security Agreement, shall have been incorrect in any material respect when made; or

(iii) The Maker shall default in the performance of any term, covenant or agreement contained in this Note, the Security Agreement or the Settlement Agreement (other than Payment Default) and such default is not cured within fifteen (15) Business Days after written notice thereof to the Maker; or

(iv) The Maker shall fail to perform any material term, covenant or agreement (including, without limitation, any default in the payment of amounts due) on its part to be performed under any agreement, instrument or document (other than this Note, the Security Agreement and the Settlement Agreement) evidencing, securing or relating to any material indebtedness or capital lease of the Maker, when required to be performed or, if permitted by the terms of the relevant agreement, instrument or document, within any applicable grace period; or

(v) The Maker shall (1) voluntarily terminate a substantial part of its operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Maker or of all or a substantial part of the assets of the Maker, (2) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, (6) fail to contest in an appropriate manner within sixty (60) days after the filing thereof, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws, or (7) take any corporate action for the purpose of effecting any of the foregoing; or

(vi) Without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Maker (1) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of the Maker or of all or any substantial part of the assets of the Maker, or other like relief in respect of the Maker or its assets under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and, if the proceeding is being contested in good faith by the Maker, the same shall continue undismissed, or unstayed and in effect for any period of sixty (60) consecutive days, or (2) an order for relief against the Maker shall be entered in any case under the Federal Bankruptcy Code or applicable state bankruptcy laws.

(b) No Notice Required. Notwithstanding the provisions of Section 6(a) above, if there shall occur an Event of Default under Section 6(a)(v) or Section 6(a)(vi) above, then the entire unpaid Principal Amount, and all interest accrued and unpaid thereon, shall become immediately due and payable without the necessity of any action by the Holder or notice to the Maker.

(c) Special Provisions Regarding Waived Interest. Notwithstanding the provisions of Section 2 above with respect to no accrual of interest during the Waiver Period, if one or more Events of Default shall occur and be continuing then, in addition to any other right or remedy available to the Holder under this Note, the Security Agreement, any law or otherwise, the Maker shall be required to pay, in addition to any other accrued and unpaid interest, interest on the unpaid Principal Amount during the Waiver Period at a rate of five percent (5%) per annum from the date of this Note until the earlier of (i) date such Event of Default has occurred (if such Event of Default has occurred prior to July 16, 2006), and (ii) July 16, 2006 (if such Event of Default has occurred on or after July 16, 2006).

(d) Costs and Expenses. The Maker shall pay on demand all costs and expenses (including, without limitation, all reasonable fees and out-of-pocket expenses of attorneys’, and other legal costs and expenses) incurred by the Holder related to the protection or enforcement of any of the Holder’s rights against the Maker arising under this Note or the Security Agreement (whether or not suit is instituted by or against the Holder).

7. Subordination.

(a) Certain Definitions. As used in this Section 7 (or as elsewhere used in this Note) the following terms shall have the following respective meanings:

(i) “Distribution of Assets” means any distribution of assets of the Maker or any of its subsidiaries of any kind or character, whether a payment, purchase or other acquisition or retirement for cash, property or securities, with respect to the Maker’s obligations under this Note.

(ii) “Payment” means payment of any obligation now or hereafter existing under this Note (as it may hereafter be amended, supplemented or otherwise modified from time to time), whether created directly or acquired by assignment or otherwise, and interest and premiums, if any, thereon and all other amounts payable in respect thereof or in connection therewith.

(iii) “Senior Debt” means the principal of and premium, if any, interest on and costs related to (i) indebtedness or liabilities of the Maker (whether incurred prior to, on, or after the date hereof), if such indebtedness or liabilities are solely to the Senior Lender, and (ii) all renewals, extensions, and refinancings of any such indebtedness or liabilities.

(iv) “Senior Lender” means Lighthouse Capital Partners V, L.P. and its affiliates (“Lighthouse”), or any replacement institutional lender.

(b) Subordination to Senior Debt. Notwithstanding anything to the contrary contained in this Note, the Maker covenants and agrees, and the Holder by acceptance of this Note covenants and agrees, that the Maker’s indebtedness under this Note shall be junior and subordinate to the Senior Debt to the extent and in the manner set forth in this Section 7, except to the extent otherwise agreed to in writing by the Holder and the Senior Lender. Each subsection of this Section 7 shall be given independent effect so that if a particular Payment or action is prohibited by any one of these subsections, it shall be prohibited although it otherwise would not be prohibited by another subsection.

(c) Payment Default on Senior Debt. If at any time a default occurs in the payment when due (whether at maturity or upon acceleration) (“Payment Default”) of the Senior Debt, then at all times thereafter until (i) the Payment Default has been cured, (ii) the Payment Default or the benefits of this paragraph have been waived in writing by or on behalf of the Senior Lender, or (iii) payment in full of the Senior Debt, the Maker shall not, directly or indirectly, make any Distribution of Assets or Payment with respect to this Note; provided, however, that such prohibition shall not exceed ninety (90) days unless the Senior Debt has been declared or otherwise become due and payable in its entirety.

(d) Dissolution, Liquidation or Reorganization of Maker. In the event of any insolvency, bankruptcy or receivership case or proceeding or any dissolution, winding up, liquidation, reorganization or other similar proceeding relating to the Maker, its property or its operations (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise), upon an assignment for the benefit of creditors, or any other marshaling of the assets of the Maker, then payment in full of the Senior Debt must occur before the Holder shall be entitled to receive or retain any Distribution of Assets or Payment with respect to this Note.

(e) Payments Held in Trust. In the event that the Holder receives any payment with respect to this Note at a time when such payment is prohibited by this Section 7, such payment shall be held by such Holder in trust for the benefit of, and shall be forthwith paid over and delivered to, the Senior Lender or its representative for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay the Senior Debt in full.

(f) Certain Changes in Senior Debt. The Senior Lender may at any time and from time to time without the consent of or notice to the Holder: (i) extend, renew, modify, waive or amend the terms of the Senior Debt or increase the amount of the Senior Debt; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any guarantor or any other person liable in any manner for the Senior Debt or amend or waive the terms of the Senior Debt; (iv) exercise or refrain from exercising any rights against the Maker or any other persons; and (v) apply in any order any sums by whomever paid or however realized to the Senior Debt.

(g) Third-Party Beneficiary. The provisions of this Section 7 regarding subordination are solely for the purpose of defining the relative rights of the Senior Lender on the one hand and the Holder on the other hand. Such provisions are for the benefit of the Senior Lender and shall be enforceable by it directly against the Holder except to the extent otherwise agreed to in writing by the Holder and the Senior Lender. This Section 7 may not be amended without the consent of the Senior Lender, but the consent of the Maker shall not be required.

(h) Rights of Senior Lender Not to be Impaired. No right of the Senior Lender to enforce subordination as provided in this Section 7 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Maker or anyone in custody of its assets or property or by any non-compliance by the Maker with the terms, provisions or covenants of this Note, regardless of any knowledge thereof which the Senior Lender may have or otherwise be charged with.

(i) Lien Subordination. Any Lien of Holder, whether now or hereafter existing in connection with the amounts due under this Note, on any assets or property of the Maker or any proceeds or revenues therefrom which Holder may have at any time as security for any amounts due and obligations under this Note shall be subordinate to all Liens now or hereafter granted to the Senior Lender by the Maker, notwithstanding the date, order or method of attachment or perfection of any such Lien.

(j) Execution of Agreements. The Holder, by acceptance of this Note, consents and agrees that the Holder shall execute and deliver all agreements, documents and instruments which the Senior Lender may reasonably require to confirm and effectuate the subordination provisions set forth in this Section 7.

(k) Subordination Agreement with Senior Lender. The Holder and the Maker hereby acknowledge and agree that notwithstanding any provision to the contrary herein or in the Security Agreement, this Note and the terms of payment hereunder, including this Section 7, shall be subject to and governed by that certain Subordination Agreement dated as of July 16, 2004 by and between the Senior Lender and Holder (the “Subordination Agreement”), as amended from time to time. In the event of any conflict between the provisions of this Note and the Subordination Agreement, the terms of the Subordination Agreement shall govern.

8. Miscellaneous.

(a) Business Day. Whenever any payment under this Note shall be stated to be due on a day other than a day of the year on which banks are not required or authorized to close in Massachusetts or California (any such other day being a “Business Day”), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, if any.

(b) Amendments and Supplements. Except as set forth in Section 7(g), this Note may not be amended, modified or supplemented in manner, except by an instrument in writing signed by the Maker and the Holder.

(c) Waiver. The terms and conditions of this Note may be waived only by a written instrument signed by the Holder. The failure of the Holder to enforce at any time any of the provisions of this Note shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of the Holder thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Note shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the Maker or the Holder party may otherwise have at law or in equity.

(d) Governing Law; Jurisdiction. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THE MAKER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THE MAKER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, IN ANY STATE OR FEDERAL COURT SITTING IN THE COMMONWEALTH OF MASSACHUSETTS. THE MAKER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. THE MAKER FURTHER AGREES THAT THE NOTICE OF ANY PROCESS REQUIRED BY ANY SUCH COURT IN THE MANNER SET FORTH IN SECTION 8(h) OF THIS NOTE SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THE MAKER, WITHOUT THE NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY LAW.

(e) Waiver of jury trial. THE MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH OR RELATED TO THIS NOTE.

(f) Waiver of Notice. The Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and also waives any delay on the part of the Holder. The Maker assents to any extension or other indulgence (including, without limitation, the release or substitution of collateral) permitted the Maker by the Holder with respect to this Note, or any collateral given to secure this Note.

(g) Successors and Assigns. This Note shall be binding upon the Maker and upon its successors and representatives, and shall inure to the benefit of the Holder and its successors, endorsees and assigns.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested (such as FedEx or UPS), or mailed by registered or certified mail (postage prepaid and return receipt requested) to the Maker or the Holder, as applicable, at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Maker:

HemoSense, Inc.

651 River Oaks Parkway

San Jose, California 95134

United States of America

Attention:	James D. Merseris, Chief Executive Officer
Facsimile:	(408) 719-1184

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94301

Attention:	Michael Danaher
Facsimile:	(650) 493-6811

To the Payee:

Inverness Medical Switzerland GmbH

Bundesplatz 10, 6300 Zug, Switzerland

Attention:	Managing Director
Facsimile:	011-41-1-266 29 00

With a copy to:

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

United States of America

Attention:	Ron Zwanziger, Chairman and Chief Executive Officer and Paul T. Hempel, General Counsel
Facsimile:	(617) 647-3939

And with a copy to:

John D. Patterson, Jr., Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Facsimile: (617) 832-7000

If to any Holder, other than the Payee:

At the address designated in writing by such Holder

(i) Validity. The invalidity or unenforceability of any provision of this Note shall not affect the validity or enforceability of any other provisions of this Note, each of which shall remain in full force and effect.

(j) Headings. The headings of sections in this Note are for purposes of convenience and reference only, and shall not limit the meaning of any provision of this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Maker has caused this Secured Subordinated Promissory Note to be executed as a document under seal as of the date first above written.

HEMOSENSE, INC.

By:	/s/ J. D. Merselis
Name:	J. D. Merselis
Title:	Pres. & CEO

[Corporate Seal]

ATTEST:

By:	/s/ Joanna Delaney
Name:	Joanna Delaney

EXHIBIT 3

[Security Agreement]

SECURITY AGREEMENT

THIS SECURITY AGREEMENT is entered into as of July 16, 2004, by and between HemoSense, Inc., a Delaware corporation with its principal place of business at 651 River Oaks Parkway, San Jose, California 95134, United States of America (the “Company”), and Inverness Medical Switzerland GmbH, a Swiss corporation with its principal place of business at Bundesplatz 1, 6300 Zug, Switzerland (the “Secured Party”).

WHEREAS, on the date hereof the Company has issued to the Secured Party a Secured Subordinated Promissory Note with a principal amount of $1,000,000 (the “Note”); and

WHEREAS, the Company wishes to grant security interests to the Secured Party as herein provided;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows;

1. Definitions. All terms defined in the Uniform Commercial Code as enacted in The Commonwealth of Massachusetts (the “MA UCC”) and used herein shall have the same definitions herein as specified therein; provided, however, that the term “instrument” shall be defined as such term is defined in Article 9 of the MA UCC rather than Article 3. Other Capitalized terms used herein and not otherwise defined have the meanings given to them in the Note.

2. Grant of Security Interest.

(a) Collateral Granted. The Company hereby grants to the Secured Party, to secure the payment and performance in full of all of the Company’s payment obligations under the Note (the “Obligations”), a security interest in all properties, assets and rights of the Company, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called, the “Collateral”), including without limitation:

All real, personal and fixture property of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment intangibles and software), supporting obligations, all tax refund claims, license fees, all licenses, permits, agreements of any kind or nature pursuant to which the Company possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Company, all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics, all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, domain names, copyrights, copyright applications, and all reissues, divisions, continuations, continuations-in-part, extensions and renewals thereof, all rights to sue and recover for past infringement of patents, trademarks and copyrights, all engineering drawings, all rights to sue for past, present or future infringement or unconsented use thereof, all goodwill of or associated with the businesses now or hereafter conducted by the Company, all licenses, permits, agreements of any kind or nature pursuant to which the Company possesses, uses or has authority to possess or use intellectual property of others or others possess, use or have authority to possess or use intellectual property of the Company, all general intangibles that constitute other intellectual property of the Company, and all proceeds of any and all of the foregoing (including license royalties, rights to payment, accounts receivable and proceeds of infringement suits) and, to the extent not otherwise included, all payments under insurance (whether or not the Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to the foregoing Collateral.

(b) Excluded Collateral. Notwithstanding the provisions of this Section 2, such grant of security interest shall not extend to, and the term “Collateral” shall not include, any general intangibles or equipment (or the proceeds thereof) which are now or hereafter held by the Company as licensee, lessee or otherwise, to the extent that (i) such general intangibles, equipment or proceeds are not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the licensor or lessor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of security interest shall extend to, and the term “Collateral” shall include, (y) any and all proceeds of such general intangibles or equipment to the extent that the assignment or encumbering of such proceeds is not so restricted, and (z) if the consent of any such licensor, lessor or other applicable party with respect to any such otherwise excluded general intangibles equipment or proceeds shall hereafter be obtained, thereafter such general intangibles and equipment as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and the term “Collateral”.

(c) Duration of Security Interest. The security interest granted hereunder shall continue until the payment in full and the satisfaction of the Obligations, whereupon such security interest shall terminate and the Secured Party shall, at the Company’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to effect the release of such security interest, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the MA UCC.

3. Title to Collateral, etc. The Company represents and warrants to the Secured Party that the Company is the owner of the Collateral free and clear from any adverse liens, security interests or other encumbrances (each, a “Lien”), except for the security interest granted by the Company to Lighthouse Capital Partners V, L.P. or its affiliates (the “Senior Lender”), the security interest created by this Agreement and the other liens set forth on Exhibit A hereto (collectively, the “Permitted Liens”). None of the account debtors in respect of any accounts, chattel paper or general intangibles and none of the obligors in respect of any instruments included in the Collateral is a governmental authority subject to the Federal Assignment of Claims Act.

4. Continuous Perfection. The Company’s chief executive office is located at 651 River Oaks Parkway, San Jose, California 95134, United States of America. The Company was incorporated under the laws of the State of Delaware. The Company will not change such address or state of incorporation, or the name, identity or corporate structure of the Company in any manner, without providing at least thirty (30) days prior written notice to the Secured Party.

5. No Liens. Except for the security interest herein granted and except for the Permitted Liens, the Company shall be the owner of the Collateral free from any lien, security interest or other encumbrance, and the Company shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Secured Party. Except for the Permitted Liens, the Company shall not pledge, mortgage or create, or suffer to exist a security interest in the Collateral in favor of any person other than the Secured Party.

6. No Transfers. The Company will not sell or otherwise transfer the Collateral or any interest therein except (i) sales of inventory in the ordinary and usual course of Company’s business as presently conducted; (ii) sales or dispositions in the ordinary course of business of assets, other than Collateral, that have become worn out or obsolete or that are promptly being replaced, (iii) transfer in connection with any transaction permitted pursuant to any provision of the Loan and Security Agreement, dated March 5, 2004, by and between the Company and Lighthouse Capital Partners V, L.P. (“LCP”), as amended (the “Lighthouse Agreement”), (iv) Permitted Liens, (v) any transfer or peaceful surrender of the Collateral to or in favor of LCP in connection with a foreclosure or otherwise in satisfaction of the obligations of the Company to LCP under the Lighthouse Agreement, or (vi) other transfers in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any calendar year.

Notwithstanding anything contained in this Section 6, the Company may do any of the following: (i) grant exclusive or non-exclusive licenses and similar arrangements for use of its intellectual property, in arm’s length transactions, in the ordinary course of its business for adequate consideration, (ii) declare and make any dividend payable exclusively in its equity securities, (iii) convert any of its convertible securities into equity securities pursuant to the terms of such convertible securities, (iv) repurchase stock from former employees of Company in accordance with the terms of repurchase, vesting or similar agreements between Company and such employees in its ordinary course of business, (v) repurchase, redeem, retire, defease or otherwise acquire for value equity securities in connection with or pursuant to any employees benefit plan or stock option plan of the Company, (vi) provided no Event of Default under the Note has occurred and is continuing or is not caused thereby (and only if such acquisition is not prohibited by other provisions of this Agreement or the Note), acquire other businesses (whether through a stock purchase, stock exchange, merger, asset purchase or otherwise), provided that the Company shall be the surviving entity in each such acquisition and that a majority of the outstanding voting power of the Company immediately following each such acquisition shall be held by persons or entities who were stockholders of the Company immediately prior to such acquisition; and (vii) enter into investments permitted by the terms and conditions of the Senior Debt (as defined in the Note).

7. Insurance.

(a) Maintenance of Insurance. The Company will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Secured Party. Without limiting the foregoing, the Company will (i) maintain all such workers’ compensation or similar insurance as may be required by law, and (ii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of the Company, business interruption insurance, and product liability insurance.

(b) Notice of Cancellation, etc. All policies of insurance shall provide for at least thirty (30) days prior written cancellation notice to the Secured Party. The Company shall furnish the Secured Party with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

8. Maintenance of Collateral; Compliance with Law. The Company will not use the Collateral in violation of law or any policy of insurance thereon. The Company will pay promptly when due all taxes (or timely file for an extension to pay such taxes, assessments, governmental charges or levies), assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement. The Company has at all times operated, and the Company will continue to operate, its business in compliance in all material respects with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

9. Collateral Protection Expenses; Preservation of Collateral.

(a) Expenses Incurred by Secured Party. In its reasonable discretion, the Secured Party may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto and pay any necessary filing fees. The Company agrees to reimburse the Secured Party promptly on demand for any and all reasonable expenditures so made. The Secured Party shall have no obligation to the Company to make any such expenditures, nor shall the making thereof relieve the Company of any default.

(b) Secured Party’s Obligations and Duties. Anything herein to the contrary notwithstanding, the Company shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by the Company thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the

Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of the Company under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Secured Party or to which the Secured Party may be entitled at any time or times. The Secured Party’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the MA UCC or otherwise, shall be to deal with such Collateral in the same manner as the Secured Party deals with similar property for its own account.

10. Subordination. All rights of Secured Party under this Agreement are subordinated in accordance with Section 7 of the Note and the terms of that certain Subordination Agreement between Secured Party and LCP (the “Subordination Agreement”). In the event any term or provision of this Agreement shall conflict with any term or provision of the Subordination Agreement, the Subordination Agreement shall govern. For the removal of any doubt, the Company and the Secured Party hereby acknowledge and agree, that the security interest created by this Agreement shall be subordinated to the Senior Debt (as defined therein) in accordance with Section 7 of the Note only, and that nothing contained in this Agreement or the Note shall be interpreted as an agreement of the Secured Party that the security interest created by this Agreement is subordinated or inferior in degree to any Permitted Lien or other security interest.

11. Information Rights. The Company agrees that as long as any of the Obligations is outstanding:

(a) The Company shall furnish the Secured Party certain information in accordance with the terms of Exhibit B hereto.

(b) The Company shall provide the Holder as soon as possible and in any event within two (2) days after the occurrence of any Event of Default (as defined in the Note) or any event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, the written statement of the chief financial officer of the Company setting forth the details of such Event of Default or such other event, and the action that the Company has taken or intends to take with respect thereto.

(c) All financial information (other than any such information contained in reports filed by Company with the Securities and Exchange Commission) disclosed by the Company to the Secured Party in writing pursuant to this Section 11 shall be considered “Confidential Information” for purposes hereof. In handling any such Confidential Information, the Secured Party will exercise the same degree of care that it exercises for its own propriety confidential information. Notwithstanding the forgoing, disclosure of Confidential Information may be made (i) to the Secured Party’s subsidiaries or affiliates, (ii) to prospective transferees or purchasers, directly or indirectly, of any interest in this Agreement, the Note or the obligations of the Company hereunder and thereunder (provided, however, that the Secured Party shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to be bound by the terms of this Section 11(c) or another provision having substantially similar import), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with the Secured Party’s examination or audit, (v) to the Secured Party’s legal counsel, and (vi) as the Secured Party considers appropriate in connection with exercising any remedies under this Agreement, the Note or any law. Confidential Information does not and shall not include information that either (i) is in the public domain or in the Secured Party’s possession when disclosed to the Secured Party, or becomes part of the public domain after disclosure to the Secured Party, or (ii) is disclosed to the Secured Party by a third party, if the Secured Party does not know, at the time of disclosure, that the third party is prohibited from disclosing the information.

12. Notification to Account Debtors and Other Obligors. If the Company shall fail to make payment of any of the Obligations when due (a “Payment Default”), the Company shall, at the request of the Secured Party, notify account debtors on accounts and general intangibles of the Company and obligors on instruments for which the Company is an obligee of the security interest of the Secured Party in any account, general intangible or instrument and that payment thereof is to be made directly to the Secured Party or to any financial institution designated by the Secured Party as the Secured Party’s agent therefor, and the Secured Party may itself, without notice to or demand upon the Company, so notify account debtors and obligors. After the making of such a request or the giving of any such notification, the Company shall hold any proceeds of collection of accounts, general intangibles and instruments received by the Company as trustee for the Secured Party without commingling the same with other funds of the Company and shall turn the same over to the Secured Party in the identical form received, together with any necessary endorsements or assignments. The Secured Party shall apply the proceeds of collection of accounts, general intangibles and instruments received by the Secured Party to the Obligations, such proceeds to be immediately entered after final payment in cash or solvent credits of the items giving rise to them.

13. Notice of Event of Default. The Company agrees that as long as any of the Obligations is outstanding, the Company shall provide the Holder as soon as possible and in any event within two (2) Business Days of the occurrence of any Event of Default (as defined in the Note) or any event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, the written statement of the chief financial officer of the Company setting forth the details of such Event of Default or such other event, and the action that the Company has taken or intends to take with respect thereto.

14. Further Assurances. The Company, at its own expense, shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Secured Party may reasonably require more completely to vest in and assure to the Secured Party its rights hereunder or in any of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and continuation statements under the Uniform Commercial Code, and (b) obtaining governmental and other third party consents and approvals.

15. Power of Attorney.

(a) Appointment and Powers of Secured Party. The Company hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Company or in the Secured Party’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or reasonably desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Company, without notice to or assent by the Company, to do the following:

(i) In the event of a Payment Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the MA UCC and as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do at the Company’s expense, at any time, or from time to time, all acts and things which the Secured Party deem necessary to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Company might do, including, without limitation, (A) the filing and prosecuting of registration and transfer applications with the appropriate federal or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (B) upon occurrence and during the continuance of an Event of Default (as defined in the Note), upon written notice to the Company, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Secured Party so elects, with a view to causing the liquidation in a commercially reasonable manner of assets of the issuer of any such securities, and (C) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(ii) to file such financing statements with respect hereto, or a photocopy of this Agreement in substitution for a financing statement, as the Secured Party may deem appropriate.

(b) No Duty on Secured Party. The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Company for any act or failure to act, except for the Secured Party’s own gross negligence or willful misconduct.

16. Remedies. In the event of a Payment Default, the Secured Party may, with notice to or demand upon the Company, declare this Agreement to be in default, and the Secured Party shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code, including, without limitation, the right to take possession of the Collateral, and for that purpose the Secured Party may, so far as the Company can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Secured Party may in its discretion require the Company to assemble all or any part of the Collateral at such location or locations within the state(s) of the Company’s principal office(s) or at such other locations as the Secured Party may designate. The Secured Party shall give to the Company at least five (5) business days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Company hereby acknowledges that five (5) business days prior written notice of such sale or sales shall be reasonable notice. In addition, the Company waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Secured Party’s rights hereunder, including, without limitation, its right following a Payment Default to take immediate possession of the Collateral and to exercise its rights with respect thereto. To the extent that any of the Obligations are to be paid or performed by a person other than the Company, the Company waives and agrees not to assert any rights or privileges which it may have under §9-112 of the MA UCC. Notwithstanding anything herein to the contrary, this Section 16 shall be subject to the terms and conditions of the Note.

17. No Waiver, etc. The Company waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Company assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. The Secured Party shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 9(b) hereof. The Secured Party shall not be deemed to have waived any of its rights upon or under the Obligations or the Collateral unless such waiver shall be in writing and signed by the Secured Party. No delay or omission on the part of the Secured Party in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Secured Party with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Secured Party deem expedient.

18. Marshalling. The Secured Party shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Company hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Secured Party’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Company hereby irrevocably waives the benefits of all such laws.

19. Proceeds of Dispositions: Expenses. The Company shall pay to the Secured Party on demand any and all reasonable expenses, including, without limitation, reasonable attorneys’ fees and disbursements and other legal expenses, incurred or paid by the Secured Party in protecting, preserving or enforcing the Secured Party’s rights under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale of the Obligations or Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Secured Party may determine, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9-608(a)(l)(c) and 9-615(a)(3) of the MA UCC, any excess shall be returned to the Company, and the Company shall remain liable for any deficiency in the payment of the Obligations.

20. Overdue Amounts. Until paid, all amounts due and payable by the Company hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the rate of interest for late payments set forth in the Notes.

21. Miscellaneous.

(a) Entire Agreement; Amendments and Supplements. Except as expressly set forth herein, this Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements. This Agreement may not be amended, modified or supplemented in manner, except by an instrument in writing signed by the Company and the Secured Party.

(b) Waiver. Compliance with the terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving such compliance. The failure of the Secured Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of the Secured Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(c) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THE COMPANY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN ANY STATE OR FEDERAL COURT SITTING IN THE COMMONWEALTH OF MASSACHUSETTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. THE COMPANY FURTHER AGREES THAT THE NOTICE OF ANY PROCESS REQUIRED BY ANY SUCH COURT IN THE MANNER SET FORTH IN SECTION 21(f) OF THIS AGREEMENT

SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST SUCH THE COMPANY, WITHOUT THE NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY LAW.

(d) Waiver of jury trial. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH OR RELATED TO THIS AGREEMENT.

(e) Successors and Assigns. The Company shall not assign its rights or obligations under this Agreement without the prior written consent of the Secured Party, and any attempted assignment by the Company in violation of this Section 21(e) shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the Company and upon its successors and representatives, and shall inure to the benefit of the Secured Party and its successors, endorsees and assigns.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested (such as FedEx or UPS), or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

HemoSense, Inc.

651 River Oaks Parkway

San Jose, California 95134

United States of America

Attention: James D. Merseris, Chief Executive Officer

Facsimile: (408) 719-1184

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, Ca 94301

Attention: Michael Danaher, Esq.

Facsimile: (650) 493-6811

To the Secured Party:

Inverness Medical Switzerland GmbH

Bundesplatz 10, 6300 Zug, Switzerland

Attention: Managing Director

Facsimile: 011-41-1-266 29 00

With a copy to:

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

United States of America

Attention: Ron Zwanziger, Chairman and Chief Executive Officer and

                  Paul T. Hempel, General Counsel

Facsimile: (617) 647-3939

And with a copy to:

John D. Patterson, Jr., Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Facsimile: (617) 832-7000

(g) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

(h) Headings. The headings of sections in this Agreement are for purposes of convenience and reference only, and shall not limit the meaning of any provision of this Agreement.

(i) Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Security Agreement to be executed as a document under seal as of the date first above written.

COMPANY:		SECURED PARTY:

HEMOSENSE, INC.		INVERNESS MEDICAL SWITZERLAND GMBH

By:	/s/ J. D. Merselis	By:	/s/ Paul T. Hempel
Name:	J. D. Merselis	Name:	Paul T. Hempel
Title:	Pres. & CEO	Title:	Managing Director

Exhibit A

Permitted Liens

(a) The Lien created by this Agreement;

(b) Any Liens existing as of the date hereof and disclosed on Exhibit C;

(c) Liens arising by operation of law for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no superior priority over the Secured Party’s Lien in the Collateral;

(d) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of the Company, in each case arising by operation of law in the ordinary course of business of the Company;

(e) Liens (i) upon or in any equipment acquired or held by the Company to secure the purchase price of such equipment or indebtedness incurred solely for the purposes of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that, with respect to each of (i) and (ii) above, the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of the such equipment;

(f) Liens that are not prior to the Lien of the Secured Party which constitute rights of set-off of a customary nature or banker’s Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business of the Company;

(g) Liens in favor or customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(h) Appeal bonds, or deposits to secure indemnity or performance or other similar bonds, in each case in the ordinary course of the Company’s business;

(i) Leases or subleases and licenses or sublicenses granted to others in the ordinary course of Company’s business if such leases, subleases, licenses and sublicenses (i) are (or would be if the Loan Agreement were then if effect) permitted pursuant to the Loan Agreement between the Company and the Senior Lender (as defined in the Note) and (B) permit granting Lender a security interest.

(j) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under the Note;

(k) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a material adverse effect on the Company’s business;

(l) Liens of materialmen, mechanics, warehousemen, carriers, artisan’s or other similar Liens, in each case arising by operation of law in the ordinary course of the Company’s business;

(m) Liens incurred in connection with any permitted indebtedness as described in documents, instruments and certificates evidencing the Senior Debt (as defined in the Note), but only to the extent that such Liens are permitted pursuant to the terms and conditions of the Senior Debt; and

(n) Liens incurred in connection with the extension, renewal or refinancing of the Senior Debt (as defined in the Note).

Exhibit B

Information

(a) Within thirty (30) days after the end of each first three fiscal quarter of each fiscal year of the Company, the Company shall provide the Secured Party a balance sheet of the Company as of the end of such quarter, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis, except for the absence of footnotes and subject to year-end adjustments, none of which shall be material individually or in the aggregate, and certified by the chief financial officer of the Company.

(b) Within one hundred twenty (120) days after the end of each fiscal year of the Company, the Company shall provide the Holder, an audited balance sheet (but no other financial statements) of the Company as of the end of such year, accompanied by the report of the Company’s independent certified public accountants, which report (i) shall state that the audit of such accountants in connection with the balance sheet and the accompanying financial statements (which will not be disclosed to the Secured Party) has been conducted in accordance with generally accepted auditing standards and that such accountants believe that such audit provides a reasonable basis for their opinion, and (ii) shall include the opinion of such accountants that such balance sheet and the accompanying financial statements (which will not be disclosed to the Secured Party) present fairly in all material respects the financial position of the Company as of the end of such fiscal year and the results of its operations and cash flows for such fiscal year, in conformity with GAAP.

Exhibit C

Existing Liens

Secured Part	Original File No.	Dated	Collateral

Lighthouse Capital Partners V, L.P. for itself and as Agent for Lighthouse Capital Partners IV, L.P.	40639940	03/05/2004	All asset lien.

Lighthouse Capital Partners V, L.P. for itself and as Agent for Lighthouse Capital Partners IV, L.P.	40674491	03/08/2004	All asset lien.

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) dated July 16, 2004, is made by and between Lighthouse Capital Partners V, L.P., a Delaware limited partnership (“LCP”) and Inverness Medical Switzerland GmbH, a Swiss corporation (the “Holder”).

Recitals

WHEREAS, LCP and HemoSense, Inc., a Delaware corporation, (the “Company”) are parties to that certain Loan and Security Agreement No. 3821, dated March 5, 2004 and as amended on April 30, 2004 (together with all instruments and agreements entered into between LCP and Company in connection therewith, the “Loan Agreement”) (all obligations of payment and performance due or to become due thereunder, as the same may be amended from time to time, are referred to herein as the “LCP Obligations”);

WHEREAS, the Company has granted a security interest in substantially all of the Company’s property to LCP under the terms of the Loan Agreement (the “LCP Collateral”);

WHEREAS, the Holder and the Company have entered into that certain Settlement Agreement and Release dated as of July 16, 2004 (the “Settlement Agreement”);

WHEREAS, the Company has issued to Holder that certain Secured Subordinated Promissory Note dated July 16, 2004 in the original principal amount of One Million Dollars ($1,000,000) (the “Note”) pursuant to the terms of the Settlement Agreement;

WHEREAS, the Company’s obligations under the Note are secured by that certain Security Agreement executed and delivered by Company in favor of Holder dated as of July 16, 2004 (the “Security Agreement”);

WHEREAS, pursuant to the terms of the Security Agreement the Company has granted Holder a security interest in substantially all of the Company’s property (the “Holder Collateral”); and

WHEREAS, the parties hereto have agreed to subordinate the Note and Holder’s security interest in the Holder Collateral to the LCP Obligations and the LCP Collateral.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

1. Subordination.

(a) Full Subordination; Receipt and Holding of Payments or Collateral. Regardless of (i) any agreement of Holder or LCP with Company, including without limitation, the Security Agreement, the Settlement Agreement or the Note, or (ii) the time, place, manner or order of attachment, perfection, or the filing of UCC-1 filings or other documents with respect to the LCP Collateral and/or the Holder Collateral, Holder does hereby subordinate subject to the provisions of this Agreement (x) any and all payment by the Company on the Note to the full and final payment of the LCP Obligations (excluding for the purposes thereof any unmatured indemnity obligations) (subject only to Section 1( b)) and (y) any an all rights as a secured party in and to the Holder Collateral to LCP’s rights as a secured party in and to the LCP Collateral and the Holder Collateral. Holder agrees that all payments under the Note, Holder Collateral, and the proceeds thereof received by Holder at any time during a Standstill Period (as defined below) shall be held by it in trust for LCP for the payment of the LCP Obligations, and shall be turned over to LCP in kind upon receipt of notice from LCP that an Event of Default has occurred and is continuing under the Loan Agreement and that a Standstill Period has begun; provided that LCP has provided a Standstill Notice (as defined in Section 1(e) below) to Holder under Section 1(e) with forty five (45) days after the occurrence of an Event of Default giving rise to such Standstill Period. Holder further agrees that absent LCP’s prior written consent, prior to the full and final payment of the LCP Obligations (excluding for the purposes thereof any unmatured indemnity obligations), Holder shall not (i) foreclose or commence foreclosure upon any item of Holder Collateral, (ii) accelerate any obligation due under the Note as a result of an Event of Default under the Note until the earliest to occur of (A) twenty (20) calendar days following written notice by the Holder to LCP of such Event of Default and right to accelerate, (B) the acceleration of the LCP Obligations, and (C) the occurrence of an Insolvency Event (as defined below), (iii) commence or participate in any action or suit against the Company with respect to the Note until ten (10) calendar days following written notice by the Holder to LCP of such commencement or participation, or (iv) transfer, assign or convey its rights under the Note or the Security Agreement, or any UCC financing statements filed in connection with the Holder Collateral to any party other than one which agrees to execute a counterpart to this Agreement and be bound hereby. Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be interpreted as prohibiting or limiting the Company from making or performing, and the Holder from receiving, any payments or obligations that are due Holder by Company under the Patent License Agreement between Holder and Company entered into as of the date hereof in connection with the Settlement Agreement. When used herein “Insolvency Event” means (a) the Company commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial parts of its assets, or the Company making a general assignment for the benefit of its creditors; or (b) there being commenced against the Company any case, proceeding or other action of a nature referred to in clause (a) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there being commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) the Company taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) the Company generally not paying, or being unable to pay, or admitting in writing its inability to pay, its debts as they become due.

(b) Permitted Payments. Subject to the prohibitions contained in Section 1(a) above, and as set forth in Section 1(c) below, the Company shall be entitled to make; and the Holder shall be entitled to receive, any non-accelerated mandatory payments of principal and interest under the Note, at the times and in the amounts and at the rate(s) set forth therein.

(c) No Payments During Any Standstill Period. During any Standstill Period, no payment on the Note of any kind shall be made by the Company, or accepted by the Holder, and the Company shall not set off, contra or otherwise apply all or any part of any obligation of the Holder to the Company toward satisfaction of the Note, or acquire, redeem or otherwise purchase any portion of the Note.

2

(d) No Payments After Event of Default or Acceleration of the LCP Obligations. Whether or not any Standstill Period may be in effect, in the event that the time for payment of the LCP Obligations under the Loan Agreement has been accelerated because of the occurrence and continuance of one or more Events of Default thereunder and so long as such acceleration shall not have been rescinded or such Events of Default have not been cured or waived in writing by LCP, no payment on the Note of any kind shall be made by the Company, or accepted by the Holder, and the Company shall not set off, contra or otherwise apply all or any part of any obligation of the Holder to the Company toward satisfaction of the Note, or acquire, redeem or otherwise purchase any portion of the Note.

(e) Definition of Standstill Period; Notice and Standstill Period. When used herein “Standstill Notice” means a written notice from LCP to the Holder that an Event of Default under the Loan Agreement has occurred and is continuing. When used herein, “Standstill Period” means the following period: with respect to any Event of Default under the Loan Agreement, the period commencing on the date on which such Event of Default has occurred and ending on the earlier of: (i) one hundred eighty (180) days after the commencement of a Standstill Period; or (ii) the date on which the Event of Default which gave rise to such Standstill Period has been cured or has been waived in writing by LCP. No Event of Default in the payment or performance of any of the LCP Obligations under the Loan Agreement which existed on the date the Standstill Notice was given shall be the basis for giving any subsequent Standstill Notice, unless such Event of Default shall have been cured or waived or otherwise ceased to exit for a period of not less than forty-five (45) consecutive days after the date such Standstill Notice was given.

2. Bankruptcy. Holder agrees that upon any distribution of assets or readjustment of indebtedness of Company, whether by liquidation, bankruptcy, assignment for the benefit of creditors, or otherwise, LCP shall receive payment in full on the LCP Obligations before Holder receives payment of any amounts due under the Note, and any amounts that would otherwise be due to Holder under the Note shall be paid to LCP until LCP has received full and final payment on the LCP Obligations. In furtherance thereof, Holder authorizes LCP and appoints LCP its attorney in fact to make and vote (without LCP being obligated to make or vote) any and all proofs of claim respecting the Note in any such proceeding and to receive and collect all dividends or other payments thereupon; provided that LCP will pay over to Holder a pro-rata distribution of amounts received by it in excess of that amount necessary for the full and final satisfaction of the LCP Obligations. Holder agree to execute such instruments of assignment and other documents as may be necessary to enforce such claims and collect such dividends or otherwise to carry out the intent and purpose hereof.

3. Representations. Each party hereto warrants and represents to the others that it has full power and authority to enter this Agreement and to perform all obligations hereunder, that this Agreement is valid, binding and enforceable in accordance with its terms and that execution and performance hereof does not violate any agreement with any other person or entity. Holder represents and warrants that it (i) is the owner of the Note, free and clear of the claims of any others, (ii) has not heretofore subordinated or assigned the Note or its interest in Holder Collateral to any entity, (iii) will not transfer any Note or its rights under the Security Agreement to any entity other than one which agrees to execute a counterpart to this Agreement and be bound hereby, and (iv) waives any rights to claim that the enforceability of this Agreement may be affected by any subsequent modification, release, extension, or change in LCP Obligations.

4. No Third Party Beneficiaries. The Company has no rights hereunder. This Agreement is made only for the benefit of Holder and LCP and their successors and assigns, and may not be relied upon by any other third party, including the Company or any successor thereto or any judgment lien creditor thereof. Nothing herein shall constitute a commitment or agreement by either of LCP or Holder to provide funds to Company.

5. Subrogation. Subject to the prior payment in full of the LCP Obligations, the Holder shall be subrogated, to the extent of the payments or distributions of assets made to LCP which, except for the provisions of this Agreement, would be paid to the Holder, to the right of LCP to receive payments or distributions of cash or property applicable to the LCP Obligations. For purposes of such subrogation, no

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payments or distributions to LCP of any assets to which the Holder would be entitled except for the provisions of this Agreement and no distributions or payments turned over to LCP pursuant to the provisions of this Agreement by the Holder shall, as between the Company and the creditors of the Company other than LCP and the Holder, be deemed to be payment or distribution by the Company to or on the account of the obligations and liabilities of the Company to the Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Note, the Security Agreement or this Agreement, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses. Notwithstanding the foregoing, nothing in this Section 5 shall prohibit LCP from taking (or omitting to take) any actions requested of it, or required by it, in connection with the termination of the Loan Agreement and LCP’s security interests in the LCP Collateral upon the payment and performance in full of the LCP Obligations by the Company.

6. Miscellaneous. This Agreement: (i) may only be amended by a writing signed by LCP and Holder; (ii) contains the entire agreement between the Holder and LCP with respect to its subject matter, and all prior negotiations, documents and discussions are superseded hereby; (iii) shall be governed by the laws of the Commonwealth of Massachusetts; (iv) may be executed in counterparts delivered by telefacsimile, all of which, when taken together, shall constitute one and the same original document; (v) may be attached to a Form UCC-1 and filed in the public records of any jurisdiction; and (vi) shall terminate upon the full, final and indefeasible payment and performance by the Company to LCP of all of the LCP Obligations. In the event of any conflict of any term or provision as between this Agreement and the Security Agreement or the Note concerning the payments to be made under the Note, or the enforceability of the Note or the Security Agreement, the terms of this Agreement shall govern.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested (such as FedEx or UPS), or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

HemoSense, Inc.

651 River Oaks Parkway

San Jose, California 95134

United States of America

Attention: James Merselis, Chief Executive Officer

Facsimile: +1-408-719-1184

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94301

United States of America

Attention: Michael Danaher

Facsimile: (650) 493-6811

To the Holder:

Inverness Medical Switzerland GmbH

Bundesplatz 10, 6300 Zug, Switzerland

Attention: Managing Director

Facsimile: 011 41-1-266 29 00

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With a copy to:

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

United States of America

Attention:	Ron Zwanziger, Chairman and Chief Executive Officer and
Paul T. Hempel, General Counsel

Facsimile: +1-617- 647-3939

And with a copy to:

John D. Patterson, Jr., Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

United States of America

Facsimile: +1-617-832-7000

To LCP:

Lighthouse Capital Partners V, LP

500 Drake’s Landing Road

Greenbrae, California 94904

United States of America

Attention: Contract Administrator

Facsimile: +1-(415) 925-3387

8. No Fiduciary Relationship. Nothing contained in this Agreement or otherwise will in any event be deemed to constitute LCP as the agent of the Holder for any purpose or to create any fiduciary relationship between LCP and the Holder. LCP shall have no duty to collect or protect any payment under the Note or the Holder Collateral, or any income or distribution thereon beyond the safe custody of such of the Holder Collateral or payment on the Note as may come into the possession of LCP and LCP shall have no duty to preserve the rights pertaining thereto, including any rights against prior or third parties. LCP may proceed with respect to the LCP Collateral or the Holder Collateral without resorting to other collateral, property or sources in satisfaction of the LCP Obligations.

REMAINDER OF PAGE INTENTIONALLY BLANK

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By Lighthouse Management Partners V, L.L.C. its general partner

By:	/s/ Thomas Conneely
Name:	Thomas Conneely
Title:	Vice President

INVERNESS MEDICAL SWITZERLAND GMBH

By:	/s/ Paul T. Hempel
Name:	Paul T. Hempel
Title:	Managing Director

Company hereby acknowledges and consents to the Agreement, agrees to the provisions of Section 1 and Section 5, promises to take all such action as may be reasonably necessary to fulfill its essential intent and purpose, agrees that failure to do so shall be an “Event of Default” under the Loan Agreement with LCP, and acknowledges that in the transactions referenced herein it has been advised to seek, and has selected, counsel of its own choosing, namely Wilson Sonsini, Goodrich & Rosati, P.C., California.

HEMOSENSE, INC.

By:	/s/ J. D. Merselis
Name:	J. D. Merselis
Title:	Pres. & CEO

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CONSENT

This Consent (this “Consent”), dated as of July 16, 2004, is given by Lighthouse Capital Partners V, L.P. (“Lender”) in favor of HemoSense, Inc., a Delaware corporation (“Borrower”).

Reference is hereby made to the Loan and Security Agreement, entered into as of March 5, 2004, by and between the Lender and Borrower, as amended by Amendment No. 1, thereto (as amended, modified or supplemented from time to time, the “Loan Agreement”).

A.	Borrower desires to issue a Secured Subordinated Promissory Note in the original principal amount of $1,000,000 (the “Subordinated Note”) to Inverness Medical Switzerland GmbH (“Inverness”), which Subordinated Note will be secured pursuant to the terms of a Security Agreement by Borrower in favor of Inverness (the “Subordinated Security Agreement”). Borrower has provided copies of the forms of the Subordinated Note and the Subordinated Security Agreement to Lender. As a condition to the granting of this Consent, Lender and Inverness shall execute and deliver to each other, and the Company shall agree to and acknowledge, that certain Subordination Agreement of even date herewith (the “Subordination Agreement”).

B.	Clause (h) of the definition of Permitted Indebtedness and Section 7.5 of the Loan Agreement permits Borrower to incur Subordinated Debt. Clause (m) of the definition of Permitted Liens and Section 7.4 of the Loan Agreement permits Liens incurred in connection with any Permitted Indebtedness.

C.	The definition of Subordinated Debt in the Loan Agreement expressly contemplates that such Indebtedness shall be governed by subordination agreements in form and substance satisfactory to Lender.

D.	Capitalized terms used in this Consent and not otherwise defined have the meanings given to them in the Loan Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender hereby agrees with Borrower as follows:

Lender hereby acknowledges and agrees that for so long as the Subordination Agreement shall remain in full force and effect and Inverness shall not have breached or violated the terms of the Subordination Agreement (i) the Subordinated Note as originally issued shall constitute Subordinated Debt under the Loan Agreement provided, however, that such Subordinated Note and Subordinated Debt may be amended so long as such amendment does not affect the payment terms, maturity date or subordination, (ii) the payment obligations of Borrower under the Subordinated Note as originally issued shall constitute Permitted Indebtedness and (iii) the Lien in favor of Inverness pursuant to the Subordinated Security Agreement shall constitute a Permitted Lien.

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The undersigned have executed this Consent as of the date first above written.

Lighthouse Capital Partners V, L.P.
By:	Lighthouse Management Partners V, LLC, its general partner

By:	/s/ Thomas Conneely
Name:	Thomas Conneely
Title:	Vice President

HemoSense, Inc.

By:	/s/ J. D. Merselis
Name:	J. D. Merselis
Title:	Pres. & CEO